2038 Corte del Nogal, Suite 110
Carlsbad, California 92011
Phone: (760) 804-8844
Facsimile: (760) 804-8845

March 29, 2011

SENT VIA ELECTRONIC MAIL TO:

Cathy Owen
CEO & President
Nanopoint, Inc.
900 Fort Street Mall, Suite A20
Honolulu, HI 96813

RE:           Binding Letter of Intent (the “BLOI”)
CONFIDENTIAL

Dear                     :

This BLOI shall describe the material business terms of the business combination transaction between Nanopoint, Inc. (“Nanopoint” and a “party”) and Shrink Nanotechnologies, Inc. (“Shrink” and a “party”) wherein Shrink, as Acquiror, will acquire 100% of Nanopoint, as Acquiree, as set forth below (the “Transaction”).

This BLOI legally binds us, so that on an exclusive basis and for a discreet period of time, we mutually exchange confidential information, conduct mutual due diligence and ultimately convert this BLOI into a set of final transaction documents (“FTDs”), and either disengage from this BLOI (as set forth below through the “Walk Away Period”) or close the transaction by executing and performing on the FTDs.

The terms below shall constitute the material terms of the Transaction and each shall be incorporated into the FTDs.  Once the Walk Away Period has passed, to the extent that the FTDs and the BLOI terms are consistent, and all closing conditions have been met (e.g. New Capital requirements (discussed herein), then the parties are obligated to Close the Transaction.

BLOI Terms:

Transaction Type:	Tax free share exchange (Section 368 of the Internal Revenue Code)

Closing Schedule:	1. Execute Binding LOI April 1, 2011
2. Due Diligence Exchange By April 10, 2011
3. Public Disclosure April 11, 2011
4. Due Diligence Period Ends on April 10, 2011
5. Walk Away Period April 20, 2011
6. Documentation Period By April 29, 2011 or ASAP
7. Final Closing May 30, 2011 or ASAP
8. No Shop May 30, 2011 or if Walk Away

No Shop:	Until May 30, 2011, NanoPoint shall not enter into discussions or negotiations to sell itself or otherwise enter into a transaction that would prevent Nanppoint from performing under the terms herein.

Document Exchange:
Within 2 calendar days of the execution of this BLOI, the parties shall mutually request from each other customary due diligence materials, including, financial statements, copies of employment agreements and other contracts and other critical binding agreements the parties have entered into.  The same requested Document Exchange materials must be provided between the parties within 8 calendar days after requested by the sending party.

Due Diligence:
Upon the execution of this binding BLOI, Shrink will engage Emerscent, LLC and IP Capital Group to act as its due diligence agents.  Under an NDA, Emerscent will conduct a 2-3 hour phone discussion based on a written agenda.  They may also do a site visit and request to have phone discussions with customer/distributor.  IP capital Group will exclusively provide Shrink with an evaluation of the NanoPoint IP portfolio.

Key Employees:
Within 10 days of the execution of the BLOI, Nanopoint shall provide Shrink with detailed compensation packages required to employ all critical Nanopoint employees, including a comparison of historical compensation of each of the same employees and requirements related to a consolidation of past ESOP rights.

Walk-Away Period:
Unless a material term (reflected in this BLOI) is materially inconsistent with those contained in the Closing transaction documentation, by April 20, 2011 (“Drop Dead Date”), the parties shall have the right to walk away from the proposed transaction without any further obligations.

Consideration:	Shrink would exchange up to 60M shares of Shrink common stock for 100% of Nanopoint’s fully diluted equity interests.

The first 20M shares (“Payment 1”) will be paid at Closing.

The second 20M shares (“Payment 2”) will be paid based on Nanopoint achieving sales of up to $1M by June 30, 2012 with sufficient profit margins to cover operating expenses for the same period.  Up to 25% of the June 30, 2012 sales milestones may be made by selling Shrink products through distribution channels Shrink did not have at the time of the Closing and which were derived through the exclusive efforts of Nanopoint.

The last 20M shares (“Payment 3”) will be paid based on Nanopoint achieving GAAP EBITDA of $1M by December 31, 2013.

All sales and EBITDA milestones are based on a time frame commencing at the Closing and ending on the relevant respective date Payment 2 and Payment 3, respectively, are due.

Payment 2 and Payment 3 are designed to be paid on a pro-rata scale.  This means that to the extent only a portion of the Payment 2 sales milestone is achieved, then the percentage of the milestone achieved shall be multiplied by the number of shares to be paid.  For example, if $600,000 in sale was achieved, then Payment 2 would be 12,000,000 shares instead of 20,000,000.  The same is true for Payment 3.  In any case, Payment 2 and Payment 3 shall not exceed 20,000,000 shares, respectively.

Lock-Up Terms:
Payment 1 and Payment 2 shall be subject to a lock up period which shall end on the date the subsequent payment in shares is due to be made.  For example, Payment 1 shares would not become eligible for sale until the date Payment 2 shares could becomes earned.  Payment 2 shares will not be eligible for sale until the date Payment 3 shares could become earned.

Payment 3 shall not be subject to a lock-up.

All shares received as consideration, when not subject to lock-up, may be sold, so long as not more than 25% of the overall position held by any one (former) Nanopoint shareholder is sold during a rolling six month period following the termination of any lock-up period.

All shares tendered are subject to the US federal securities laws.

Board:	Nanopoint would retain one seat on the Shrink Board of Directors until the date the Payment 3 shares become earnable.

Subsidiary:	Following the share exchange transaction, Nanopoint would operate in Hawaii, as it did prior to the transaction with Shrink, as a wholly owned subsidiary of Shrink.

Options/Warrants:
Nanopoint shall have no options, warrants or other derivative securities issued at that time, or agreements for the issuance of securities other than those outstanding as of the date of the Closing and provided to Shrink during the Due Diligence period.

Debts/Liens:
At Closing: (i) current accounts debt shall not exceed XXXXXXX (maximum of XXXXXX in monthly service), and (ii) long term debt shall not exceed $100,000, and (iii) all Nanopoint securities all related Nanopoint equity ownership and other assets shall be transferred free of liens, encumbrances and with fee and marketable title.

Employees:
The current Nanopoint staff will be positioned as the leaders of Nanopoint, with Cathy serving as the most senior Nanopoint executive.  Current Nanopoint employees will execute new employment agreements and will be provided with interests in the current Shrink ESOP, all of the shares of which are registered with the SEC on a Form S-8 Registration Statement.

Closing Capital:
In order to Close, not less than $500,000, and up to $1M of new capital, shall be raised by Shrink and Nanopoint, specifically dedicated to operating the Nanopoint business (the “New Capital”).  The New Capital shall be raised in the form of (a) the exercise of Nanopoint warrants presently outstanding, or (b) through the purchase of a Nanopoint Series B-1 offering, similar to the existing Nanopoint Series B Preferred stock, with the exception that the Series B-1 designation shall provide: (i) that the purchase of $500,000 of the Series B-1 Preferred shall meet the New Capital requirements in this BLOI and shall otherwise trigger the Closing of the transaction in this BLOI, and (ii) that the Series B-1 Preferred holders, at the Closing, shall auto convert, pro-rata, into 5.75M Shrink common shares.  Such newly issued common shares shall have a 1 year lock up period and shall thereafter become tradable under Rule 144 of the Securities Act of 1933.  Series B-1 Preferred shares sold in addition to the minimum New Capital requirement would receive additional Shrink common shares on a pro rata basis, in excess 5.75M shares (which would amount to 1.15M Shrink common shares for each $100K Series B-1 Preferred purchased).

Costs:
Upon execution of this binding BLOI and immediately following the Document Exchange, Shrink shall pay all reasonable and pre-approved transaction costs, up to $5,000, related to legal and accounting expenses connected with the Closing.

Publicity:	A press release shall be issued on or at any time after April 11, 2011.

Agreed to as of this ____ of March 2011.

______________________________	______________________________
By: Mark L. Baum	By: Cathy Owen
CEO	CEO
Shrink Nanotechnologies, Inc.                                                          Nanopoint, Inc.